Exhibit 3.1

TELESOURCE INTERNATIONAL, INC.

Certificate of Designations

Series A Preferred Stock

Par Value $0.01 per share

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, Chief Executive Officer of Telesource International, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following resolution has been duly adopted by unanimous written consent of the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article Fourth of its Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation consisting of 4,000,000 shares, which series shall be designated as “Series A Preferred Stock” and shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1.  Dividends.

1A.          General Obligation.  When and as declared by the Corporation’s board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock (the “Series A Preferred”) as provided in this Section 1.  Except as otherwise provided herein, dividends on each share of the Series A Preferred (a “Share”) shall accrue on a daily basis at the rate of 6% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid or the date on which such Share is converted into shares of Conversion Stock hereunder.  Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B.          Dividend Reference Dates. All accrued dividends shall be payable on June 30 and December 31 of each year, beginning June 30, 2003 (the “Dividend Dates”).  To the extent not paid on December 31 of each year, beginning December 31, 2003 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the year (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

1C.          Distribution of Partial Dividend Payments.  Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

1D.          Form of Payment.  Dividends on a Share shall be paid in cash or such other consideration as agreed upon by the holder of such Share in the Subscription Agreement or any other agreement between the Corporation and the holder of such Share.

Section 2.  Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Shares held by such holder, and the holders of Series A Preferred shall not be entitled to any further payment.  If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder.  The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred.  Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

Section 3.  Priority of Series A Preferred on Dividends and Redemptions.

So long as any Series A Preferred remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred.

Section 4.  Redemptions.

4A.          Optional Redemptions.  On the Redemption Date, the Corporation shall redeem all of the Series A Preferred then outstanding.  On such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon.

4B.          Redemption Payment.  For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon).

4C.          Notice of Redemption.  The Corporation shall mail written notice of the redemption of any Series A Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made.  In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

4D.          Determination of the Number of Each Holder’s Shares to be Redeemed.  The number of Shares of Series A Preferred to be redeemed from the holders thereof in redemptions hereunder shall be made ratably among the holders of the Shares based upon the aggregate Liquidation Value of Shares (plus all accrued and unpaid dividends thereon) held by each such holder.

4E.           Dividends After Redemption Date.  No Share is entitled to any dividends accruing after the Redemption Date.  On the Redemption Date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

4F.           Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled and shall not be reissued, sold or transferred.

4G.          Accrued Dividends Must be Paid Prior to Any Redemption.  The Corporation may not redeem any Series A Preferred, unless all dividends accrued on the outstanding Series A Preferred through the immediately preceding Dividend Reference Date have been paid in full.

Section 5.  Voting Rights.

Except as otherwise provided herein and as otherwise provided by law, the Series A Preferred shall have no voting rights.

Section 6.  Conversion.

6A.          Conversion Procedure.

(i)            Subject to Section 6A(iii) below, any holder of Series A Preferred may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1.50 and dividing the result by the Conversion Price then in effect.

(ii)           Each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered at the principal office of the Corporation.

At such time as such conversion has been effected, the rights of the holder of such Series A Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)          The conversion rights of any Share subject to redemption hereunder shall terminate on the fifth anniversary of the date of issuance of such Share.

(iv)          As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a)           a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)           payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (viii) below with respect to such conversion; and

(c)           a certificate representing any Shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)           If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the Series A Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment.  At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

(vi)          The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each Share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vii)         The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred.  The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder.

(viii)        If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(ix)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

6B.          Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more series of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more series of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6C.          Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition (as the case may be) to the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change.  In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6D.          Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions then the Corporation’s board of directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred.

6E.           Notices.

(i)            Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Corporation shall also give written notice to the holders of Series A Preferred at least 10 days prior to the date on which any Organic Change shall take place.

Section 7.  Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series A Preferred.  Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date through which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

Section 8.  Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date through which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 9.  Definitions.

“Common Stock” means the Corporation’s Common Stock and any capital stock of any series of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the series of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Junior Securities” means any of the Corporation’s equity securities other than the Preferred Stock.

“Liquidation Value” of any Share as of any particular date shall be equal to $1.50.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith by the Corporation’s Board of Directors..

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Redemption Date” as to any Share means March 3, 2008; provided that such date shall not be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Subscription Agreement” means the Subscription Agreement, dated as of                       , by and between the Corporation and a certain investor, as such agreement may from time to time be amended in accordance with its terms.

“Subsidiary” means any corporation of which a majority of the shares of outstanding capital stock possessing voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

Section 10.  Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 hereof without the prior written consent of the Corporation and the holders of at least a majority of the Series A Preferred outstanding at the time such action is taken.

Section 11.  Notices.

Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its Chief Executive Officer on this          day of December 2002.

K.J. Simikian, Chief Executive Officer